Mason Street Funds, Inc.
NSAR Filing
March 31, 2001


Sub Item 77O:  Transactions effected pursuant to Rule 10f-3


OFFERINGS PURCHASED BY MASON STREET FUNDS IN WHICH
R.W. BAIRD WAS IN UNDERWRITING GROUP*


                                        ------NML PARTICIPATION------
    ISSUE/                       OFFER.  SELLING     TOTAL     % OF
    ACCOUNT                      PRICE  CONCESSION   (000)    OFFERING

    OPTICAL COMMUNICATIONS
        SMALL CAP GROWTH         $11.00     $0.46    $    6    0.00%
        ASSET ALLOCATION                                  3    0.00%

    RESOURCES CONNECTIONS
        SMALL CAP GROWTH         $12.00     $0.50    $   18    0.02%
        ASSET ALLOCATION                                 13    0.02%



*All companies have been in existence for 3 years
NML complied with the 2 day waiting period for each offering post trade date No shares were designated to Baird by NML for all offerings